UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 WASHINGTON, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
 (Amendment No.       )
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Rainier Investment Management Mutual Funds
 (Name of Registrant as Specified In Its Charter)
__________________________________________________________________
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ACTION NEEDED ON YOUR MUTUAL FUND INVESTMENT
PLEASE VOTE TODAY!

March 18, 2016

Dear Rainier Small/Mid Cap Equity Fund Shareholder:

You are a valued shareholder of the Rainier Small/Mid Cap Equity Fund and I sincerely apologize for reaching out to you multiple times over the past few months. Unfortunately, the Special Meeting of Shareholders of the Rainier Small/Mid Cap Equity Fund has been adjourned to 3/31/16 due to lack of shareholder participation. At this time, we have received votes from over 38% of the shareholders in the Fund.   Your vote is critical in helping us reach the required quorum of 50.01%

The Board of Trustees of the Rainier Funds has concluded the proposal is in the best interests of the Fund and their respective shareholders and unanimously recommends a vote “FOR” the proposals. ISS Governance Services Unit (ISS) and Glass, Lewis & Co., LLC, two independent proxy advisory firms, have also issued favorable recommendations and recommend that shareholders vote in favor of these proposals. Of the shareholder votes received thus far, over 94% have voted in favor of this resolution.

Your vote is EXTREMELY important to us.
Your participation is critical.

VOTING IS EASY!

1.
BY PHONE: Please call us now at 1-855-486-7909 and a proxy voting specialist will be happy to answer your questions and assist you in placing your vote over the phone. Representatives are available weekdays from 9:00 a.m. to 10 p.m. EST

or
Call the toll free number touchtone voting number on your voting instruction form, enter the control number and follow the prompts.

2.	BY INTERNET: Logon to the website proxyvote.com: enter the control number on the voting instruction form and follow the prompts.

3.	BY MAIL: Return the executed proxy card in the postage paid envelope included in this mailing.

So that we may secure your vote, you may receive a call from a representative of our proxy solicitor, who has limited information to protect your privacy.  We would greatly appreciate you voting your shares telephonically if you should receive such a call.

On behalf of the Board of Trustees of the Rainier Funds, please accept my thanks for your participation in this important matter.

Sincerely,

Melodie Zakaluk, Trustee, CEO, President, and CFO
Rainier Funds